EXHIBIT 10.3
SECOND AMENDMENT TO THE
SMITH INTERNATIONAL, INC.
THIRD AMENDED AND RESTATED
1989 LONG-TERM INCENTIVE COMPENSATION PLAN
(As Amended and Restated Effective as of January 1, 2008)
W I T N E S S E T H
     WHEREAS, Smith International, Inc. (the “Company”) maintains the Smith International, Inc. Third Amended and Restated 1989 Long-Term Incentive Compensation Plan, as Amended and Restated effective as of January 1, 2008 (the “Plan”), for the purpose of providing additional incentives to officers and other valued employees of the Company; and
     WHEREAS, in Section 9.7 of the Plan, the Board of Directors of the Company (the “Board”) reserved the discretionary right to amend the Plan at any time; and
     WHEREAS, the Board now desires to amend the Plan to permit Grantees to elect to defer the receipt of Shares payable upon the vesting of Restricted Stock Unit Awards;
     NOW, THEREFORE, effective as December 1, 2009, the Plan is hereby amended by this Second Amendment thereto, as follows:
     1. A new Section 5.2(d) is added to the Plan and the existing Section 5.2(d) is deleted in its entirety:
(d) Initial Deferral of Restricted Stock Unit Awards. As permitted in the discretion of the Committee and subject to such terms and conditions as required by the Committee, a Grantee may elect in writing to defer the receipt of Shares that become payable upon vesting of a Restricted Stock Unit Award; provided, however, that such election be made by the Grantee not later than by the end of the calendar year that immediately precedes the calendar year during which the applicable performance period begins. Notwithstanding the previous sentence, at the discretion of the Committee and subject to such terms and conditions as required by the Committee, a Grantee who is first eligible to participate in the Plan under Section 1.7 may elect in writing to defer receipt of his initial Restricted Stock Unit Award under the Plan within thirty (30) days after the grant date of such Restricted Stock Unit Award. Any deferral election made by the Grantee pursuant to this Section 5.2(d) must be consistent with the requirements of Code Section 409A and shall be construed accordingly.
     2. A new Section 5.2(e) is hereby added to the Plan:
(e) Subsequent Deferrals. As permitted in the discretion of the Committee and subject to such terms and conditions as required by the Committee, if a Grantee has previously made an initial deferral election pursuant to Section 5.2(d), the Grantee may elect in writing to defer the receipt of Shares payable upon vesting of the outstanding Restricted Stock Unit Award; provided, however, that (i) such election will not take effect until at least twelve (12) months after the date upon which the election is made by the Grantee, (ii) except in the case of payment on account of the Grantee’s death or Disability, the payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date the payment would otherwise have been paid, and (iii) such election may not be made less than twelve (12) months prior to the date the payment was otherwise scheduled to be made. Any subsequent deferral election made by the Grantee pursuant to this Section 5.2(e) must be consistent with the requirements of Code Section 409A and shall be construed accordingly.
     3. Section 9.6 is hereby deleted in its entirety and replaced with the following:
          9.6 [RESERVED].
     IN WITNESS WHEREOF, this Second Amendment to the Plan is hereby approved and executed on this ___day of ___, 2009, to be effective as of December 1, 2009.

ATTEST:	SMITH INTERNATIONAL, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: